Exhibit 10. 4

Execution

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONTRIBUTION AND EXCHANGE AGREEMENT

DATED AS OF NOVEMBER 14, 2018

BY AND AMONG

THE MEMBERS OF CBx ENTERPRISES LLC,

JEFFREY GIARRAPUTO, AS SELLERS REPRESENTATIVE,

AND

HARVEST HEALTH & RECREATION, INC.

(a)	Joint Deliveries	4
(b)	Sellers’ Deliveries	4
(c)	Purchaser’s Deliveries	4

ARTICLE II	REPRESENTATIONS AND WARRANTIES	5
2.1	General Statement	5
2.2	Representations and Warranties of Purchaser	5

(a)	Organization, Existence and Good Standing, Power and Authority	5
(b)	Enforceability	5
(c)	Consents and Conflicts	6
(d)	Attributes of Harvest Shares	6
(e)	Brokers	6

2.3	Representations and Warranties of Sellers	6

(a)	Organization, Existence and Good Standing, Power and Authority	6
(b)	Consents and Conflicts	6
(c)	Capitalization and Subsidiaries	7
(d)	Financial Statements, Undisclosed Liabilities	7
(e)	Material Adverse Effect	7
(f)	Title to Assets, Sufficiency and Condition of Assets, Equipment, Inventory, Accounts Receivable	8
(g)	Insurance	8
(h)	Permits	8
(i)	Bank Accounts	8
(j)	Conduct of Business	9
(k)	Contracts	9
(l)	Taxes	10

-i-

(continued)

2.4	Individual Representations and Warranties of Sellers	17

(a)	Enforceability	17
(b)	Conflicts Under Laws	17
(c)	Conflicts Under Contracts	17
(d)	Title to Interests	17
(e)	Accredited Investor	17
(f)	Potential Loss of Investment	17
(g)	Receipt of Information	18
(h)	No Advertising	18
(i)	Investment Purposes	18
(j)	Restricted Securities; Transfer or Re-sale	18
(k)	No Guarantees	18
(l)	Investment Experience	19
(m)	No Governmental Review	19
(n)	Legends	19
(o)	Access to Information	19
(p)	Personal Information	20
(q)	Brokers	20

ARTICLE III	POST-CLOSING AGREEMENTS	20
3.1	Post-Closing Agreements	20
3.2	Purchaser’s Obligations regarding the Company’s Business	20
3.3	Inspection of Records	20

-ii-

(continued)

ARTICLE IV	TAX MATTERS	24
4.1	Tax Liability	24
4.2	Post-Closing Tax Matters	24
4.3	Tax Returns	24
ARTICLE V	INDEMNIFICATION	24
5.1	General	24
5.2	Purchaser’s Indemnification Obligations	25
5.3	Sellers’ Indemnification Obligations	25
5.4	Limitation on Sellers’ Indemnification Obligations	26

(a)	Survival of Representations and Warranties	26
(b)	Basket	26
(c)	Indemnification Cap and Right of Offset	26
(d)	Insurance Proceeds	27
(f)	Other Guidelines	27
(g)	Exclusive Remedy	27

ARTICLE VI	MISCELLANEOUS	28
6.1	Sellers Representative	28

(a)	Appointment	28
(b)	Authorization and Reliance	28
(c)	Acts of the Sellers Representative	28
(d)	Acknowledgment and No Liability	29
(e)	Expenses of Sellers Representative	29

6.2	Publicity	29

-iii-

(continued)

-iv-

CONTRIBUTION AND EXCHANGE

AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is made and entered into as of November 14, 2018 by and among (i) CBx Enterprises LLC, a Colorado limited liability company (the “Company”), (ii) the members of the Company listed on Schedule I attached hereto (collectively, the “Sellers” and individually, a “Seller”), (iii) Jeffrey Giarraputo solely in his capacity as representative for Sellers as set forth in the this Agreement (“Sellers Representative”), and (iv) Harvest Health & Recreation, Inc., a corporation organized under the laws of British Columbia (“Purchaser”).

A. The Company is engaged in the business of licensing intellectual property to businesses licensed to extract and manufacture medicinal and recreational products derived from cannabis sativa, cannabis indica, industrial hemp and/or herbal and nutraceutical products for human consumption and/or use (the “Business”).

B. Sellers collectively own all of the issued and outstanding units of limited liability company membership interests (the “Interests”) of the Company.

C. Purchaser desires to purchase all the Interests from Sellers, and Sellers desire to sell the Interests to Purchaser, on the terms herein contained.

Now, therefore, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

CONTRIBUTION AND EXCHANGE OF THE INTERESTS; CLOSING

1.1 Contribution and Exchange of the Interests. On the terms contained in this Agreement, each Seller hereby contributes, transfers, assigns and delivers to Purchaser, and Purchaser hereby accepts from such Seller, all of the Interests owned by such Seller as set forth on Schedule I attached hereto, free and clear of Liens, in exchange for such Seller’s share of the Transaction Consideration described in Section 1.2 below.

1.2 Transaction Consideration. The aggregate consideration receivable by the Sellers for the Interests shall consist of:

(a) Eight Million Five Hundred Thousand Dollars ($8,500,000) subject to reduction as set forth in Section 1.4 below (the “Cash Consideration”); plus

(b) $25 million of Multiple Voting Shares of Purchaser (rounded to the nearest whole share) valued at $655 per Multiple Voting Share (the “Closing Shares”); plus

(c) $16 million of Multiple Voting Shares of Purchaser (rounded to the nearest whole share) valued at $655 per Multiple Voting Share (the “Earnout Shares” and together with the Closing Shares, the “Harvest Shares”), if and to the extent payable in accordance with Section 1.3(iii).

1

The Cash Consideration, the Closing Shares and the Earnout Shares (if applicable) (collectively, the “Transaction Consideration”) shall be payable to Sellers as set forth in Section 1.3. No fractional Harvest Shares shall be delivered to any Seller hereunder, and in lieu thereof Purchaser shall either round up to a whole number of Harvest Shares or pay the value of the fractional share in cash.

1.3 Payment of the Transaction Consideration. The Cash Consideration, the Closing Shares and the Earnout Shares (if applicable) shall be paid to Sellers in accordance with Schedule I attached hereto as follows:

(i) At the Closing, $[***] of the Cash Consideration shall be paid to the Sellers at the Closing in the form of promissory notes of Purchaser in the form of Exhibit A hereto (the “Purchaser Notes”) in the respective principal amounts set forth on Schedule I, which Purchaser Notes shall be payable in three equal installments as follows: (A) one-third on the date that is 90 days following the Closing Date, (B) one-third on the date that is 180 days following the Closing Date, and one-third on the date that is 270 days following the Closing Date;

(ii) The remaining Cash Consideration of $[***] shall be retained by Purchaser (the “Holdback Cash”) and disbursed as set forth in Section 1.4 below.

(iii) The Closing Shares shall be issued to the Sellers at the Closing on a pro rata basis in accordance with the “Closing Share Percentages” set forth on Schedule I;

(iv) Upon the occurrence of either of the following events within the period beginning on the Closing Date and ending on December 31, 2020 (the “Earnout Period”), subject to adjustment pursuant to Section 5.4(c), each Seller shall receive its pro rata portion of the Earnout Shares based on the “Earnout Share Percentages” set forth on Schedule I: (i) Harvest and/or the Company receives $[***] in total revenue during the Earnout Period pursuant to the Company’s business activities in the States of Colorado and Nevada, including pursuant to agreements entered into with entities licensed to extract and manufacture medicinal and recreational cannabis products in the State of Colorado; provided that such agreements have been approved by all applicable Governmental Authorities to the extent required by Colorado laws and regulations then in effect, including the Colorado Department of Revenue, Marijuana Enforcement Division, or (ii) the Company generates $[***] of revenue to Harvest and/or the Company during the Earnout Period from all Company-related sources at a twenty percent (20%) or greater margin. For purposes of this Section 1.3(iv), the term “revenue” shall be broadly construed to include, in addition to payments received for the sale of products and services, any and all license fees, royalties, rents, lease payments, interest and similar payments. Items (i) and (ii) in the preceding sentence are referred to as the “Earnout Triggers”. Purchaser shall not, and shall cause its Affiliates (including the Company following the Closing) not to, take any action with the intention of avoiding the issuance of the Earnout Shares payable to Sellers. Without limitation of the foregoing, during the Earnout Period (i) Purchaser and its Affiliates will comply with the provisions of Section 3.2, (ii) the Business will be operated as a separate business unit apart from Purchaser’s other business operations with separate books and records to facilitate the computation of revenue generated by the Business, (iii) Purchaser will not discriminate against the Company in the allocation of future business opportunities, and (iv) the Company’s existing senior management team (including CEO Nicole Smith) will retain primary responsibility for operation of the Business. Notwithstanding the foregoing, from and after the Closing, the Purchaser and its Affiliates shall have the right to operate the Company and the Business in any manner they believe to be prudent and shall be entitled to take such actions or refrain from taking any actions as they, in their sole discretion, deem appropriate and in the best overall interests of the Company and operations of the Company. In addition to the above Earnout Triggers, Purchaser, in its discretion, may release all or a portion of the Earnout Shares prior to the end of the Earnout Period and prior to either Earnout Trigger being achieved based upon extraordinary accomplishments of the Company during the Earnout Period. With respect to the release of the Earnout Shares in accordance with the preceding sentence based upon extraordinary accomplishments of the Company during the Earnout Period and prior to any Earnout Triggers being achieved, the Seller Representative may submit a request to Purchaser setting forth what he deems as extraordinary accomplishments to have the Earnout Shares released by Purchaser which Purchaser shall consider in good faith.

2

1.4 Disposition of Holdback Cash. A total of $[***] of the Holdback Cash shall be disbursed by Purchaser in accordance with the Debt Repayment, Asset Transfer and Funds Flow Agreement attached hereto as Exhibit B (the “Debt Repayment, Asset Transfer and Funds Flow Agreement”). All Indebtedness and Transaction Expenses of the Company are set forth in the Debt Repayment, Asset Transfer and Funds Flow Agreement, including, an expense reserve in the amount of $[***] (the “Expense Reserve”) to be disbursed to the Sellers Representative and held in trust to satisfy expenses of the Sellers Representative. The remaining $[***] of the Holdback Cash shall be available to satisfy indemnification claims pursuant to Section 5.3(a) below through the six-month anniversary of the Closing Date, with any remaining funds disbursed at the end of such six-month period to the Sellers pro rata in accordance with their respective “Earnout Percentages” set forth on Schedule I hereto. Any Holdback Cash disbursed to persons other than Sellers (in their capacities as Sellers) shall be deemed to reduce the Cash Consideration on a dollar-for-dollar basis.

1.5 Time and Place of Closing. The parties agree (a) that the contribution and exchange of the Interests for the Closing Shares is intended to be part of a series of related transactions constituting a single integrated transaction qualifying as a tax-deferred exchange pursuant to Section 351 of the Code, (b) upon the completion of the transactions described in the preceding clause (a), Purchaser intends to be constituted as a U.S. domestic corporation pursuant to Section 7874 of the Code, and (c) to adhere to such intended treatment for all U.S. federal income tax and other reporting purposes. The closing of the Transactions (as defined herein) contemplated by this Agreement shall be consummated (the “Closing”) electronically via mutual exchange of facsimile or portable document format (.PDF) signatures, or, if the parties mutually agree, in person at the offices of Quarles & Brady LLP, Two North Central Avenue, Phoenix, Arizona 54004, on the date hereof (the “Closing Date”). The Closing shall take place as contemplated in the Business Combination Agreement among Purchaser, Harvest Dispensaries, Cultivations & Production Facilities, LLC and Harvest Enterprises, Inc. on the Closing Date. Purchaser represents and warrants to Sellers that, as of and immediately following the Closing (i) Sellers and the other parties to such concurrent exchanges will collectively hold not less than 80% of the total combined voting power of all classes of voting stock of Purchaser and not less than 80% of each other class of Purchaser’s stock, and (ii) as a result of the transactions described in paragraph (a) above and disregarding the shares of Purchaser issued to investors in the related subscription receipts offering, the shareholders of Harvest Enterprises, Inc., a Delaware corporation, will hold not less than 80% of the vote or value of Purchaser. The purchase of the Interests and the making of the loan to THChocolate, LLC, an affiliate of the Company, as set forth in the Debt Repayment, Asset Transfer and Funds Flow Agreement shall each constitute a separate transaction hereunder and shall be deemed to be consummated in the sequence described in this Article I, except that for purposes of satisfying the respective conditions set forth in this Agreement, each of these transactions shall be deemed to have been consummated simultaneously and neither of these transactions shall be consummated unless the other transaction is consummated.

3

1.6 Closing Deliveries. At the Closing, the parties shall execute and/or deliver or cause to be executed and/or delivered the Schedules, Exhibits, documents, instruments and other deliveries identified in this Section 1.6, which documents, instruments and other deliveries shall be in form and substance reasonably satisfactory to Purchaser or Sellers, as the case may be.

(a) Joint Deliveries. At the Closing, the applicable parties shall execute and deliver the Debt Repayment, Asset Transfer and Funds Flow Agreement.

(b) Sellers’ Deliveries. The Sellers shall execute and/or deliver to Purchaser all of the following:

(i) duly executed limited liability company interest powers and assignments from Sellers with respect to the Interests; and

(ii) Certificate of Non-Foreign Status of Transferor executed by each Seller in the form attached hereto as Exhibit C, certifying that such Seller is not a person or entity subject to withholding under Section 1445 of the Code.

(c) Company Deliveries. The Company shall deliver to Purchaser all of the following:

(i) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company;

(ii) the minute books and ownership records of the Company;

(iii) the written resignations effective as of the Closing Date of such managers and officers of the Company as requested by Purchaser to resign;

(iv) evidence of termination, as of the Closing, of all agreements to with any Seller is a party and which affect any of the Interests;

(v) evidence of the termination, as of the Closing, of any agreements between the Company and any Related Party or employee as requested by Purchaser to be terminated;

(vi) copies of all consents, authorizations, orders or approvals required to be obtained by Sellers or the Company;

(vii) a schedule setting forth the amounts required to repay all Indebtedness in full on the Closing Date, together with wire transfer instructions and directions for such payments;

(viii) releases of all liens and other encumbrances and security interests held by the holders of Indebtedness in any of the Company’s assets, including UCC-3 termination statements;

(ix) certified copies of the Company’s Articles of Organization issued by the Secretary of State of Colorado;

(x) certificates of good standing of the Company issued not earlier than five days prior to the Closing Date by the Secretary of State of Colorado;

4

(xi) a certificate of the secretary or other appropriate officer of the Company certifying as true and correct a copy of the Company’s Operating Agreement; and

(xii) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transactions contemplated hereby.

(d) Purchaser’s Deliveries. Purchaser shall execute and/or deliver to Sellers all of the following:

(i) the Purchaser Notes and the Closing Shares in accordance with Schedule I hereto;

(ii) a certificate of the secretary of Purchaser certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (ii) a copy of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder; and

(iii) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Sellers to consummate the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this ARTICLE II. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of Sellers are made subject to the exceptions noted in the schedules delivered by Sellers to Purchaser concurrently herewith and identified by the parties as the “Disclosure Schedule”. For purposes of clarification, the indemnification obligations of Sellers under Sections 5.3(a)(ii)-(iii) and Section 5.3(b) shall be unaffected by anything set forth in the Disclosure Schedule.

2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows.

(a) Organization, Existence and Good Standing, Power and Authority. Purchaser is a corporation duly formed, existing and in good standing, under the laws of British Columbia. Purchaser has full power and authority to enter into and perform this Agreement and other Transaction Documents and to perform the Transactions. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly approved by Purchaser. No other corporate proceedings are necessary on the part of Purchaser or any of its shareholders to authorize the execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the Transactions.

(b) Enforceability. This Agreement and the other Transaction Documents to be executed by Purchaser have been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5

(c) Consents and Conflicts. No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority (as defined herein) is required for or in connection with the consummation by Purchaser of the Transactions. Neither the execution and delivery of the Transaction Documents by Purchaser, nor the consummation by Purchaser of the Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of its Articles of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award. Purchaser is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral Contract (as defined herein) under which the terms of the Transaction Documents will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by Purchaser according to the terms of the Transaction Documents may be prohibited, prevented or delayed.

(d) Attributes of Harvest Shares. The Harvest Shares have the attributes set out in the Listing Statement of the Purchaser dated November [__], 2018.

(e) Brokers. Neither Purchaser, nor any of its Affiliates, has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Purchaser for arranging the Transactions or introducing the parties to each other.

2.3 Representations and Warranties of Sellers. Sellers severally and not jointly represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:

(a) Organization, Existence and Good Standing, Power and Authority. The Company is a limited liability company duly organized, existing and in good standing under the laws of Colorado, and Colorado is the only state where the nature of the Business or the nature or location of its assets requires the Company to be qualified and registered to do business. The Company has all necessary limited liability company power and authority to carry on the Business as such business is now being conducted.

(b) Consents and Conflicts. Except as set forth in the Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery by Sellers and the Company of this Agreement and the Transaction Documents and the consummation by Sellers and the Company of the Transactions. Neither the execution and delivery of the Transaction Documents by Sellers, nor the consummation by Sellers of the Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s organizational documents, or of any Law, order, decree or similar restriction of any court or Governmental Authority or of any arbitration award to which the Company is a party or by which the Company is bound. The Company is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral Contract under which the terms of the Transaction Documents will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or will create any Lien upon assets of the Company, or require consent of any other Person.

6

(c) Capitalization and Subsidiaries. All of the issued and outstanding limited liability company interests have been validly issued, are owned beneficially and of record by Sellers, and Sellers have no obligation to make further payments or contributions on account of their acquisition or ownership of the limited liability company interests. A complete list of all of the issued and outstanding interests, including the holder, the number and type of interests held, is set forth on Schedule I attached hereto. Other than to the extent provided in the Company’s Operating Agreement of as set forth on the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), voting trusts, phantom equity, calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital interests or other securities of the Company. The Company is not a party to and has not granted any unit appreciation, participations, phantom equity or similar rights. Except as set forth on the Disclosure Schedule, the Company does not have any partnership agreements or joint venture agreements or other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company and another Person. Except for CBx Sciences LLC and CBx Essentials LLC, both of which are wholly-owned subsidiaries of the Company, the Company does not have any subsidiaries and does not hold or beneficially own any other direct or indirect ownership interest, or rights to acquire ownership interest, in any Person.

(d) Financial Statements, Undisclosed Liabilities.

(i) Copies of the balance sheet and statement of income of the Company as of and for the eleven-month period ended September 30, 2018 (the “Financial Statements”), have been provided to Purchaser. Except as disclosed in the Disclosure Schedules, the Financial Statements (1) are true, correct and complete in all material respects, (2) were prepared from and are consistent with the books and records of the Company used by the Company in the ordinary course of managing its business and measuring and reporting its operating results, and (3) present fairly the financial position of the Company and the results of its operations as of the dates thereof in all material respects, in each case on a cash basis in accordance with U.S. tax accounting principles, subject to normal year-end adjustments and the absence of footnote disclosures.

(ii) The Company does not have any Liabilities of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities provided for or reserved against in the Financial Statements and not discharged subsequent to the dates of the Financial Statements; (ii) Liabilities set forth on the Disclosure Schedule or Liabilities which have been incurred by the Company subsequent to the date of the Financial Statements in the ordinary course of business consistent in nature and amount with past practice and not discharged since the date of the Financial Statements, and (iii) the Indebtedness and Transaction Expenses set forth in the Debt Repayment, Asset Transfer and Funds Flow Agreement.

(e) Material Adverse Effect. Since December 31, 2017, the Company has not suffered, and Sellers do not have any knowledge of, any Material Adverse Effect (as defined herein) in the Business as currently conducted, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any changes that may have a Material Adverse Effect on any relationship between the Company and any of its key employees.

7

(f) Title to Assets, Sufficiency and Condition of Assets, Equipment, Inventory, Accounts Receivable.

(i) The Company has good and marketable title to its assets, free and clear of any Liens, except for Permitted Liens. The Company’s assets are sufficient to conduct the Business as it is presently being conducted, and at Closing will be sufficient to enable Purchaser to continue to conduct the Business as it is presently being conducted. The Company’s assets are in good operating condition and repair, subject to normal wear and tear, are suitable for the uses intended therefor, are, to Sellers’ knowledge, free from any latent defects and have been maintained in accordance with normal industry practice.

(ii) All furniture, fixtures, equipment (including office equipment), computer hardware and other tangible personal property other than the Inventory constitutes all material tangible personal property necessary to operate the Business as it is presently being operated. The Disclosure Schedule contains a complete list of all material items of Equipment and indicates whether it is leased or owned.

(iii) Subject to reserves for slow-moving, obsolete, outmoded or scrap inventory set forth on the Interim Financial Statements, all of the Company’s Inventory, is current, merchantable, usable and salable in the ordinary course of business, using sales practices consistent with the Company’s past practices. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from defects in materials and workmanship. All Inventory is located at the Leased Real Estate, except for Inventory in transit to the Leased Real Estate. The Company does not have any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

(iv) All of the Company’s Receivables have arisen from bona fide transactions in the ordinary course of business and, to the extent not previously collected, are, to the knowledge of Sellers, fully collectible, in the ordinary course of business in accordance with their terms. To the knowledge of Sellers, none of the Receivables is subject to any counterclaim or set off. All reserves, allowances and discounts with respect to the Receivables were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business.

(g) Insurance. The Disclosure Schedule contains a true and correct list of all insurance policies which are owned by the Company or which name the Company as an insured (or loss payee), including without limitation those which pertain to the Business and the Company’s assets, employees or operations. To the knowledge of Sellers, all such insurance policies are in full force and effect. There are no pending claims that have been denied insurance coverage. The Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy.

(h) Permits. The Disclosure Schedule contains a true and correct list of, and the Company possesses, all material Permits that are required in order for the Company to conduct its Business as presently conducted. All Permits are valid and in full force and effect and no proceeding is pending or, to the knowledge of Sellers, threatened to revoke, terminate, limit, impair or amend any of them.

(i) Bank Accounts. The Disclosure Schedule contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (iii) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

8

(j) Conduct of Business. Except as set forth on the Disclosure Schedules, since December 31, 2017, the Company has not (i) made or suffered any material change in the conduct or nature of any aspect of the Business, whether or not made in the ordinary course of business and whether or not the change had a Material Adverse Effect; (ii) amended its organizational documents or changed its capital structure; (iii) sold or disposed of a material assets, other than Inventory, (iv) waived any right or canceled any debt or claim; (v) taken any act or omitted to take any act, or permitted any act or omission to occur, which caused a breach by the Company of any of the Contracts; (vi) made any change to its accounting or Tax methods, principles or practices, or filed any amended Tax Returns or (vii) entered into any material transaction other than in the ordinary course of business.

(k) Contracts. The Disclosure Schedule contains a true and correct list of the following undischarged written contracts, agreements, leases and other instruments to which the Company is a party (together with the employment and consulting agreements in Section 2.3(p), Benefit Plans in Section 2.3(q), and Real Estate Leases in Section 2.3(r), collectively, the “Contracts”):

(i) each agreement of the Company involving aggregate consideration paid or received in excess of $25,000;

(ii) contracts for capital expenditures in excess of $25,000 each and contracts for the purchase of equipment or other materials having a purchase price under any such contract in excess of $25,000 (other than purchase orders for Inventory in the Company’s ordinary course of business);

(iii) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles;

(iv) agreements restricting in any manner the Company’s right to compete with any other Person, restricting the Company’s right to sell to or purchase from any other Person, restricting the right of any other party to compete with the Company or the ability of such Person to employ any of the Company’s employees;

(v) agreements between the Company and any of its Affiliates with respect to the purchase of goods or the performance of services;

(vi) service, distribution, advertising and similar agreements where the annual service charge is in excess of $25,000;

(vii) loan or credit agreements, pledge agreements, notes, security agreements, guarantees, bonds or letters of credit;

(viii) agreements which provide for the receipt or expenditure of more than $25,000, except agreements for the purchase or sale of goods or rendering of services; and

(ix) any other agreement that is material to the Company and not previously disclosed pursuant to this Section 2.3(k).

9

All of the Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Company is in compliance in all material respects with all terms and requirements of each Contract and, to the knowledge of Sellers, except as set forth in the Disclosure Schedule, each other Person that is party to a Contract is in material compliance with the terms and requirements of such Contract. No event has occurred or circumstance existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract. There are no renegotiations of any amount to be paid or payable to or by the Company under any Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation.

(l) Taxes.

(i) There have been properly completed and filed on a timely basis all Tax Returns required to be filed by the Company. No issues have been raised or threatened in writing that are currently pending by any taxing authority in connection with any of such Tax Returns. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. With respect to all Taxes imposed upon Sellers, the Company or for which Sellers or the Company is or could be liable, whether to taxing authorities or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with and all Taxes and other amounts required to be paid by the Company to taxing authorities or to any other Person on or before the Closing Date have been paid.

(ii) All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by Sellers or the Company have been fully paid, or are fully reflected as a Liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a Liability in the Financial Statements. The Company is not party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement. No dispute or claim concerning any Tax Liability of Sellers or the Company has been claimed or raised by any taxing authority in writing, and the Company is not presently contesting any Tax Liability alleged to be owed by Sellers or the Company.

(iii) No written claim has ever been made by a taxing authority in a jurisdiction where Sellers or the Company does not file Tax Returns that Sellers or the Company is or may be subject to taxation by that jurisdiction. All Taxes required to be withheld by or on behalf of Sellers or the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been withheld, and such Taxes have either been duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

(iv) Effective as of the date of its formation through the date hereof, the Company is and has been a partnership for federal income Tax purposes (and, where applicable, state and local income Tax purposes) and no election pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Company as an association taxable as a corporation has occurred.

(v) The Company has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. The Company has not been a party to any “reportable transaction” within the meaning of Section 6707(A)(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

10

(m) Employee Relations.

(i) The Disclosure Schedule contains a listing of all employment and consulting agreements, and any agreements for the payment of severance benefits, retention bonuses, sale bonuses or any other incentive to any Person, with any remaining or open obligations, liabilities or rights. Other than listed on the Disclosure Schedule, (i) to the Sellers’ knowledge, no employee of the Company is bound by any agreement that materially adversely affects or will affect the performance of that employee’s duties as an employee of the Company following the Closing; and (ii) no employee of the Company to the Sellers’ knowledge intends to terminate employment with the Company prior to, at or shortly following the Closing.

(ii) The Company has not received since its formation (i) notice of any charge, grievance, arbitration, lawsuit, complaint, or other proceeding pending or threatened relating to employees or employment practices in any forum, including before any Governmental Authority or arising out of any collective bargaining agreement, or (ii) notice any Governmental Authority intends to conduct or is conducting an investigation. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(iii) All compensation, and paid time off payable to any former or current employee have been paid or accrued in full. No employee of the Company has any claim against the Company on account of or for: (A) wages, salaries or overtime pay, other than for the current payroll period; or (B) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve (12) month period immediately prior to the date of this Agreement. The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to their employees and such accounts have positive balances. The Company has been in compliance during the last three (3) years with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment.

(iv) The Disclosure Schedule contains a true and correct list of all employees of the Company as of the date of this Agreement, together with their position and base salaries or current hourly rate. No employee of the Company has any contractual bonus entitlement. No employee is currently on a leave of absence. All employees of the Company are authorized to work in the United States. No employees hold temporary visas and the Company has not entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence. The employment of each of the Company’s employees is terminable at will without cost to the Company and the Company will not have to make any payments and will not have any liability as a result of or in connection with the transactions contemplated hereunder. No individual has any right to be hired by the Company prior to another individual.

11

(n) Employee Benefit Plans.

(i) Other than listed on the Disclosure Schedule, the Company does not maintain or contribute to or have any Liability, whether present or future, with respect to any Pension Plan, Welfare Plan or Other Benefit Plan (collectively, “Benefit Plans”). All Benefit Plans of the Company are listed on the Disclosure Schedule. With respect to each Benefit Plan there has been made available to Purchaser the following: a true and complete copy of such Benefit Plan, including all amendments; all determination or opinion letters from the US Internal Revenue Service with respect to the Benefit Plan; a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three years (including all schedules and attachments); and a copy of the summary plan description with respect to such Benefit Plan.

(ii) Each Benefit Plan complies, in form and operation, in all material respects, with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder, and no matter exists which would adversely affect the qualified tax-exempt status of such Benefit Plan and any related trust. There are no actions, suits, proceedings, investigations or hearings pending or, to the knowledge of Sellers, threatened with respect to any Benefit Plan or any fiduciary or assets thereof, other than claims for benefits arising in the ordinary course of any Benefit Plan. Except as would not result in material liability to the Company, all required contributions to the Benefit Plans have been made or properly accrued.

(iii) The Company and the members of any controlled group of companies (as defined in Sections 414 of the Tax Code) that includes the Company do not maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and have not since the Company’s formation maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Plan that is, or has been, (A) subject to Title IV of ERISA or Section 412 of the Code; (B) maintained by more than one employer within the meaning of Section 413(c) of the Code; (C) subject to Sections 4063 or 4064 of ERISA; (D) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA; or (E) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(iv) Except as set forth on the Disclosure Schedule or contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) shall result in (i) the entitlement of any employee, officer or director of the Company to any severance, retention or change in control or any other payment or benefit, (ii) acceleration of the time of payment or vesting, increase in the amount or payment, or triggering of any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or (iii) any amount failing to be deductible by reason of Section 280G of the Code.

(o) Real Estate.

(i) The Company does not own, and has never owned, any real estate. The Disclosure Schedule identifies by street address all real property leased or subleased by the Company (together with all land, buildings, structures, improvements, fixtures and other interests in real property, and all easements, rights of way and other appurtenances thereunto belonging or appertaining, and all rights and privileges under the Real Estate Leases related thereto, the “Leased Real Estate”) as of Closing and accurately describes the leases under which the Company leases the Leased Real Estate (together with all amendments and modifications thereto, the “Real Estate Leases”). All Leased Real Estate is leased to the Company pursuant to the Real Estate Leases, complete and accurate copies of which have been previously delivered to Purchaser, and all of which are in full force and effect and enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Company has not subleased any Leased Real Estate. The Leased Real Estate is not subject to any leases, subleases, licenses, occupancies or tenancies of any kind, except for the Real Estate Leases.

12

(ii) The Company is not in default under any Real Estate Lease, and to the knowledge of Sellers, no landlord or other party is in default under any Real Estate Lease, and, to the knowledge of Sellers, no conditions or events exist which, with the giving of notice or passage or time, or both, would constitute a default by any party under any Real Estate Lease. To Sellers’ knowledge, there are no violations of zoning, building, health, traffic, sewer/septic, flood control, fire safety, handicap ordinances or other applicable laws with respect to any Leased Real Estate and (ii) all material improvements making up the Leased Real Estate, including, without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonable, working condition, subject only to normal, scheduled maintenance, are reasonably sufficient for the operation of such Leased Real Estate for its current use.

(p) Environmental Matters Compliance.

(i) The Company possesses all Environmental Permits which are required for the operation of its Businesses. Complete copies of the Company’s Environmental Permits have been provided to Purchaser. All of the Company’s Environmental Permits are in full force and effect, and there is no actual or, to the knowledge of Sellers, threatened proceeding to revoke any such Environmental Permit. The Company is and since the Company’s formation, has been in compliance with all applicable Environmental Laws and Environmental Permits. The Company has not received any written communication alleging that the Company is not, or since the Company’s formation, was not, in compliance with any applicable Environmental Laws or Environmental Permits or has or may have any material Liability under Environmental Laws. There is no Environmental Claim pending or, to the knowledge of Sellers, threatened against the Company.

(q) Intellectual Property.

(i) The Disclosure Schedule sets forth a complete and accurate list of all U.S. copyright registrations, copyright applications, patents and patent applications, trademarks and service mark applications and material trademarks and service marks included in the Intellectual Property. The Disclosure Schedule sets forth a complete and accurate list of all proprietary software that is licensed, leased or otherwise used by the Company (other than “off-the-shelf” software), and identifies which software is owned, licensed, leased or otherwise used, as the case may be. All required filings and fees related to the Intellectual Property that is subject to registration or application have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property registrations and application are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Intellectual Property that is subject to registration or application with a Governmental Authority. The Disclosure Schedule sets forth a complete and accurate list of all licenses of Intellectual Property.

(ii) Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other agreements, whether written or oral, relating to the Intellectual Property to which the Company is a party, beneficiary or otherwise bound (including all modifications, amendments and supplements thereto and waivers thereunder) (the “Company IP Agreements”). Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

13

(iii) The Company is the sole owner of, or has exclusive rights to use, all of the Intellectual Property as set forth on the Disclosure Schedule. No Person other than the Company has asserted to the Company in writing any ownership rights in any of the Intellectual Property. The conduct of the Business and the exercise of its rights relating to the Intellectual Property do not infringe upon or otherwise violate intellectual property rights of any Person. To the knowledge of Sellers, no Person is infringing upon or otherwise violating any of the Intellectual Property. Neither Sellers nor the Company have received written notice of any claims and, to the knowledge of Sellers, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Intellectual Property.

(iv) Each Internet domain name and web site listed on the Disclosure Schedule is registered in the name of the Company and has been maintained in good standing. To the knowledge of Sellers, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any such Internet domain name or web site.

(v) Except as set forth on the Disclosure Schedule, the Company has not licensed or sublicensed its rights in any of the Intellectual Property or received or granted any such rights. All proprietary software was developed by employees of the Company within the scope of their employment. All proprietary software is licensed pursuant to fully paid (other than upgrade and maintenance costs as referenced on the Disclosure Schedule) perpetual licenses to such software.

(vi) The Company has entered into binding, valid and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; and (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such agreements.

(vii) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any of the Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

14

(viii) The Company is in compliance with, and since the Company’s formation, been in compliance with, in each case in all material respects, its own privacy policies and procedures and all applicable statutes, law, regulations and industry standards relating to privacy, data protection and the collection and use of personal information collected, used or held for use by the Company. To the knowledge of Sellers, the Company has not experienced any incident in which personal data or financial data was or may have been stolen, misplaced or improperly accessed or disclosed, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of information security or receipt of any written notices or complaints from any law enforcement agency or any third party regarding personal data or financial data. Each of the websites owned or operated by the Company maintains a publicly posted privacy policy that describes the Company’s practices with respect to the collection, use and disclosure of personal information and that complies with applicable legal requirements. For the avoidance of doubt, personal information and personal data include, without limitation, (A) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number and passport number, (B) health information, including any information relating to treatment or conditions, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number and (D) demographic information.

(ix) All Company Systems are free from any defect, bug, virus, design or documentation error or corruptant that would have an adverse effect on the operation or use of the Company Systems. None of the Company Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Company Systems or any computer or other device on which Company Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) surreptitiously sending information to any Person other than the Company. None of the Company software (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or consent, or (C) employs a user’s Internet connection without such user’s knowledge or consent to gather or transmit information on such user or such user’s behavior.

(r) Compliance with Laws, Litigation, Commercial Bribery.

(i) The Company is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental or other authority) with respect to its properties, assets, personnel or business activities. The Company is not in violation, in any material respect, of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or any Permit from, any Governmental Authority to which the Business of, the property, assets or personnel of the Company are subject, including federal, state or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, building codes, zoning, wages and hours, and discrimination. Since the Company’s formation, the Company has not received from any Governmental Authority any written notification with respect to noncompliance of any decree, order, writ, judgment or arbitration award or law, statute, or regulation. Notwithstanding the foregoing, no representation of warranty is made as to compliance with federal laws relating to the production, sale or use of cannabis.

15

(ii) There is no demand, claim, action or cause of action, suit or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the knowledge of Sellers, threatened against the Company or any of the Company’s employees, officers, directors or Affiliates, with respect to or affecting the Company’s operations, Business or assets, or with respect to the consummation of the Transactions. The Company is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Business or its operations.

(iii) Neither the Company nor any of its former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

(s) Brokers. None of Sellers, any of their Affiliates or the Company have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Sellers, or the Company for arranging the Transactions or introducing the parties to each other.

(t) Customers and Suppliers. Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company for the current fiscal year-to-date, as measured by and showing the dollar amount of purchases therefrom or thereby, during each such period. To the knowledge of Sellers, there has been no intention or indication by any current customer or supplier of the Business, with an annual spending of over $100,000, to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. Except as disclosed in the Disclosure Schedule, no customer of the Company is entitled to or customarily receives any discounts, allowances, volume or other rebates, or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. The Company is not a party to any agreements, contracts, arrangements or other business relationships with any of the Related Parties other than the Company’s Operating Agreement, as amended or restated and any employment arrangements. The Company is not owed and does not owe any amount from or to the Related Parties (excluding employee compensation, other ordinary incidents of employment). Neither the Company nor, to the Sellers’ knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business other than passive non-controlling investments in other cannabis enterprises.

(u) Warranties. The Company has not made any written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in the Disclosure Schedule. Except as listed in the Disclosure Schedule, there are no claims pending or, to the knowledge of Sellers, threatened against the Company with respect to the quality of or absence of defects in such products or services. The report stating historical and currently outstanding warranty claims and amounts since the Company’s formation has been provided to Purchaser. To the knowledge of Sellers, the percentage of products sold and services performed by the Company for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date would not reasonably be expected to be higher than the percentage of such products and services which the Company has sold and performed for which warranty adjustments have been required in the past.

16

(v) Complete and Accurate Copies and Full Disclosure. The Company has delivered to Purchaser true and complete copies of the equity records, organizational documents and minute books of the Company. The books and records of the Company are complete and correct in all material respects and are maintained in a manner consistent with past practice, and accurately reflect all material action taken by the Company. Copies of all documents that are referred to in the Disclosure Schedule have been provided to Purchaser and such copies of documents are complete and accurate in all material respects.

2.4 Individual Representations and Warranties of Sellers. Each Seller represents and warrants to Purchaser with respect to such Seller as follows:

(a) Enforceability. This Agreement and the other Transaction Documents to be executed by such Seller have been duly executed and delivered by such Seller and constitute legal, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b) Conflicts under Laws. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by Seller of the Transactions will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award, to which such Seller is a party or by which such Seller is bound. Such Seller is a United States person within the meaning of the Code and payment of Transaction Consideration to such Seller pursuant to this Agreement is not subject to the withholding provisions of Section 1445, Section 3406 or subchapter A of Chapter 3 of the Code.

(c) Conflicts under Contracts. Such Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the Transactions by such Seller will require a consent, approval, or notice or result in a lien on the Interests owned by such Seller.

(d) Title to Interests. Such Seller owns the number and type of Interests listed opposite such Seller’s name on Schedule I, free and clear of all Liens

(e) Accredited Investor. Except as set forth on Schedule 2.4(e) included in the Disclosure Schedule, such Seller is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act (an “Accredited Investor”).

(f) Potential Loss of Investment. Such Seller is aware and acknowledges that (a) Purchaser has a limited operating history, and there is a high degree of risk that Purchaser will be unable to execute its business strategy successfully; (b) the Harvest Shares will involve a substantial degree of risk of loss of its entire investment; (c) such Seller is relying solely upon the advice of Seller’s advisors (including as to legal, financial and tax matters) with respect to acquiring the Harvest Shares. Such Seller further acknowledges that it has been advised to consult its own legal advisors with respect to the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement, and with respect to the hold periods imposed by applicable securities laws, and acknowledges that no representation has been made by Purchaser respecting the applicable hold periods imposed by applicable securities laws or other resale restrictions applicable to the Harvest Shares which restrict the ability of such Seller to resell such shares, that such Seller is solely responsible to find out what these resale restrictions are, that such Seller will be solely responsible (and Purchaser is not in any way responsible) for compliance with applicable resale restrictions.

17

(g) Receipt of Information. Such Seller has received all documents, records, books and other information pertaining to this transaction that has been requested by such Seller. Such Seller was afforded (i) the opportunity to ask such questions as such Seller deemed necessary of, and to receive answers from, representatives of Purchaser concerning the merits and risks of acquiring the Harvest Shares; (ii) the right of access to information about Purchaser and their financial condition, results of operations, business, assets, properties, management and prospects sufficient to enable such Seller to evaluate the Harvest Shares; and (iii) the opportunity to obtain such additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to acquiring the Harvest Shares.

(h) No Advertising. At no time was such Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting in connection with the transactions contemplated herein including the possible acquisition of the Harvest Shares. Such Seller was not offered any of the Harvest Shares as a result of any “general solicitation” or “general advertising,” as such terms are defined in Regulation D under the Securities Act, which includes, but is not limited to, any advertisement, article, notice or other communication regarding the Harvest Shares published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement.

(i) Investment Purposes. Such Seller will hold the Harvest Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part.

(j) Restricted Securities; Transfer or Re-sale. Such Seller understands that (i) the sale or re-sale of the Harvest Shares have not been registered under the Securities Act or any applicable state securities laws and Canadian securities laws, and that the Harvest Shares may not be transferred unless then permitted under applicable securities laws. Further, such Seller covenants that it will not resell the Harvest Shares except in compliance with such Laws and such Seller acknowledges that it will be solely responsible (and Purchaser is not in any way responsible) for such compliance.

(k) No Guarantees. It has never been represented, guaranteed or warranted to such Seller by Purchaser, the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, expressly or by implication, that:

(i) any gain will be realized by such Seller from Seller’s acquisition of the Harvest Shares;

(ii) there will be any approximate or exact length of time that such Seller will be required to remain as a holder of any of the Harvest Shares;

18

(iii) the past performance or experience on the part of Purchaser, any of its Affiliates, its predecessors or any other Person, will in any way indicate any future results of Purchaser; or

(iv) any Person will resell or repurchase any of the Harvest Shares.

(l) Investment Experience. Such Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Harvest Shares, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Harvest Shares, and at the present time, is able to afford a complete loss of such investment.

(m) No Governmental Review. Such Seller understands that no United States federal or state agency or Canadian federal or provincial agency or any other Governmental Authority has passed on or made recommendations or endorsement of the Harvest Shares or the suitability of the investment in the Harvest Shares nor have such authorities passed upon or endorsed the merits of the transactions set forth herein.

(n) Legends. Any legend required by the securities laws of any state or province to the extent such laws are applicable to the Harvest Shares represented by the certificate or other evidence so legended shall be included on any certificates representing or other applicable evidence of the Harvest Shares. Such Seller also understand that the Harvest Shares may bear the following or a substantially similar legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE ACQUISITION SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(o) Access to Information. The Purchaser has made available to such Seller the opportunity to ask questions of and receive answers from management of Purchaser concerning the terms and conditions of this Agreement, the Harvest Shares, and to obtain any additional information necessary to verify information contained in this Agreement, the Harvest Shares, or otherwise related to the financial data and business of Purchaser, to the extent that such parties possess such information or can acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if requested, have been found to be satisfactory.

19

(p) Personal Information. Such Seller acknowledges that this Agreement and the Exhibits attached hereto require such Seller to provide certain personal information to Purchaser. Such information is being collected by Purchaser for the purposes of completing the Offering, which includes, without limitation, determining such Seller’s eligibility to acquire the Harvest Shares under applicable securities Laws and completing filings required by any applicable securities commission or other regulatory authority. Such Seller’s personal information may be disclosed by Purchaser to: (a) securities commissions or stock exchanges, (b) taxing authorities, and (c) any of the other parties involved in the RTO, including legal counsel to Purchaser, and may be included in record books in connection with the RTO. By executing this Agreement, such Seller is deemed to be consenting to the foregoing collection, use and disclosure of such Seller’s personal information. Such Seller also consents to the filing of copies or originals of any of such Seller’s documents described herein as may be required to be filed with any securities commission or stock exchange.

(q) Brokers. Such Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE III

POST-CLOSING AGREEMENTS

3.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and Liabilities which are set forth in the remainder of this ARTICLE III.

3.2 Purchaser’s Obligations regarding the Company’s Business. Following the Closing, Purchaser agrees as follows regarding operation of the Company’s business:

(i) To provide access on a reasonable basis during the Earnout Period to Purchaser’s and/or its Affiliates infrastructure and manufacturing facilities in states other than Colorado at no cost in order to enable the Company to realize its projected revenue targets in such other jurisdictions;

(ii) To provide a minimum of $5.0 million of cash working capital (less the amount of any loan made by Purchaser or its Affiliates to the Company prior to the Closing Date) within 30 days following the Closing Date for fiscal year 2019;

(iii) To take all commercially reasonable steps to ensure that, at all times following the six-month anniversary of the Closing, the Harvest Shares are freely tradeable (subject to usual and customary “seasoning period” restrictions on control block distribution, payment of commissions and preparing the market or creating a demand) on the Canadian Securities Exchange under applicable securities laws without holding period or volume limitations; and

(iv) To create an incentive equity/bonus plan for certain key employees of the Company providing for a mutually agreed amount of bonuses and/or equity grants.

3.3 Inspection of Records. Sellers, on the one hand, and Purchaser, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Company available for reasonable inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Company occurring prior to, and relating to the Closing, and the financial condition, assets, liabilities, operations and cash flows of the Company. As used in this Section 3.4, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. All such records shall be considered confidential and subject to the confidentiality restrictions set forth in Section 3.8.

20

3.4 Third Party Claims. The parties shall reasonably cooperate with each other with respect to the defense of any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Seller Indemnitee or Purchaser Indemnitee or to which any Seller Indemnitee or Purchaser Indemnitee is subject (“Third Party Claim”) subsequent to the Closing Date which are not subject to the indemnification provisions contained in ARTICLE V, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable time spent and reasonable out-of-pocket costs and expenses of furnishing such cooperation.

3.5 Non-Competition. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, the following Sellers: Nicole Smith and Jeff Giarraputo (the “Non-Compete Sellers”) hereby covenant and agree that, from and after the Closing and until the first (1st) anniversary of the Closing Date, they and their respective Affiliates shall not, directly or indirectly, as a partner, shareholder, member, proprietor, consultant, joint venturer, lender, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages in the Territory in any business which is in competition with the Business; provided, however, that nothing herein shall prohibit (i) any Non-Compete Seller and his or her Affiliates from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity that competes with the Business, or (ii) Jeff Giarraputo from continuing to own his interests in any cannabis businesses that exist as of the Closing Date or any additional opportunities to own interests in cannabis business that may be approved by Purchaser. In the event that any of the Non-Compete Sellers enter into an employment or similar agreement with the Company within the first anniversary of the Closing Date that contains non-compete or other similar provisions, such agreement provisions shall supersede and replace the provision of this Section 3.5.

3.6 Non-Solicitation. Without limiting the generality of the provisions of Section 3.5, in consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Non-Compete Seller hereby individually covenants and agrees that, from and after the Closing and until the first (1st) anniversary of the Closing Date, such Non-Compete Seller and his or her Affiliates shall not, directly or indirectly, as a partner, shareholder, member, proprietor, consultant, joint venturer, lender, investor or in any other capacity, (a) hire, solicit or induce or attempt to solicit or induce any (i) employee of Purchaser or of the Company or (ii) any temporary worker who has provided services to Purchaser or the Company for any successive period of six (6) months or greater to terminate or alter its employment, representation or other association with Purchaser or the Company, (b) solicit, divert, entice, limit business relationship, or otherwise take away any customers, former customers, suppliers, former suppliers, active prospects, business, patronage or orders of Purchaser or the Company or attempt to do so, or (c) take any action that is intended to persuade any of the Company’s employees, temporary workers who have provided services to Purchaser or the Company for any successive period of six (6) months or greater, customers, former customers (which were customers within the last six (6) months), suppliers, former suppliers (which were suppliers within the last six (6) months), active prospects, business or patronage to terminate its respective association with Purchaser or the Company; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 3.6. In the event that any of the Non-Compete Sellers enter into an employment or similar agreement with the Company within the first anniversary of the Closing Date that contains non-solicit or other similar provisions, such agreement provisions shall supersede and replace the provision of this Section 3.6.

21

3.7 Confidentiality. In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby individually covenants and agrees that, from and after the Closing, such Seller and his Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any information regarding the Company; provided that the Transaction Documents may be provided to Seller’s immediate family members and Seller’s accountants, lawyers and advisors, subject to such parties agreeing to be bound by the confidentiality obligations herein. The obligation of each Seller and his Affiliates under this Section 3.8 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 3.8; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, such Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

3.8 Non-Disparagement. Each Seller agrees that he or she shall not, at any time, make or publish any statement (orally or in writing), perform any action, activity or course of conduct that libels, slanders, disparages or defaces the goodwill or the reputation (whether or not such disparagement legally constitutes libel or slander) of or is detrimental to Purchaser, the Company, any of their respective Affiliates, as the case may be, or any of their officers, directors or direct or indirect stockholders, as the case may be.

3.9 Release and Waiver of Claims.

(a) Effective on the Closing Date, each Seller, on behalf of himself and his beneficiaries and Affiliates: (i) completely and irrevocably releases and forever discharges the Purchaser and its Affiliates, the Company and its Affiliates, and their respective directors, officers, managers, members, stockholders, principals, employees, agents, representatives, predecessors, successors and assigns from any and all claims, damages, losses, demands, actions, causes of action, promises and/or liabilities of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to the Certificate of Organization or the Operating Agreement (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, except for (A) any claim pursuant to this Agreement, the Purchaser Notes, the Debt Repayment, Asset Transfer, and Funds Flow Agreement and the other Transaction Documents, and (B) any employment-related claims for wages and benefits earned or accrued in the last month (including any claim for reimbursement of business expenses incurred) by such Seller in his capacity as an employee of the Company, and (ii) waives any and all claims the undersigned may have to any additional equity ownership in the Company. Each Seller hereby authorizes the appropriate officers of the Company to execute and deliver such documents and take such other actions as may be required or advisable to carry out the effect of such release and waiver described above.

22

(b) Without limitation of the foregoing, each Seller hereby agrees to the computation and allocation of the Transaction Consideration set forth in Schedule I hereto, including without limitation the allocation of the Cash Consideration represented by the Purchaser Notes to the satisfaction of the liquidation preferences of the Company’s Class B-1, Class B-2 and Class B-3 Units, and each Seller hereby waives any claim under the Company’s Operating Agreement or otherwise with respect to such computation and allocation. In addition, each Seller hereby consents to the transactions contemplated by the Debt Repayment, Asset Transfer and Funds Flow Agreement, including the payment of transaction bonuses to employees of the Company in an aggregate amount not to exceed $450,000.

3.10 Employment Agreements. Those Sellers who are current key management employees of the Company as designated by Purchaser, covenant and agree to negotiate in good faith with Purchaser to enter into new employment agreements with Company within forty-five (45) days following the Closing Date.

3.11 Lock up.

(a) Each Seller agrees that commencing on the Closing Date and continuing until the day that is 180 days after the Closing Date, such Seller will not, without the prior written consent of Purchaser, directly or indirectly: (i) offer, sell, transfer, pledge, contract to sell, grant any option to purchase, make any short sale, hypothecate, pledge, transfer or otherwise dispose of or monetize the economic value of any of the Closing Shares received by such Seller (the “Locked-Up Securities”) pursuant to the terms hereof; or (ii) announce any intention to do any of the foregoing, provided that the parties acknowledge and agree that a Seller may make a distribution of the Locked-Up Securities to its members or shareholders pursuant to Section 3.11(b).

(b) Notwithstanding the foregoing, the parties acknowledge and agree that Sellers which are entities may distribute the Locked-Up Securities to certain of their members or shareholders at the Closing. In the event that any Seller does so distribute such Locked-Up Securities, such Seller as a condition thereof, shall cause such recipient of the Locked-Up Securities to agree to be bound by the provisions of this Section 3.11 in a form acceptable to Purchaser, acting reasonably, and shall deliver it to Purchaser for its acceptance prior to such distribution occurring. Upon Purchaser’s confirmation of receipt and acceptance of such agreement, the applicable Seller may complete the distribution as contemplated herein.

(c) The restrictions set forth in Section 3.11(a) and Section 3.11(b) shall not apply: (i) if Purchaser receives an offer, made to all securityholders of Purchaser, which has not been withdrawn, to enter into a transaction or arrangement, or proposed transaction or arrangement, pursuant to which, if entered into or completed substantially in accordance with its terms, a party could, directly or indirectly acquire an interest (including an economic interest) in, or become the holder of, 100% of the total number of Purchaser Shares, whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction, share buyback, securities issue, reverse takeover, dual-listed company structure or other synthetic merger, transaction or arrangement; (ii) in respect of transfers of Locked-Up Securities to affiliates of the Seller, any spouse, parent, child, or grandchild of the undersigned, any company, trust or other entity owned by or maintained for the benefit of the Contributor, but solely to the extent that such transferee agrees to be bound by the terms of this Section 3.11; (iii) in respect of transfers of Locked-Up Securities to a charitable organization pursuant to a bona fide gift; (iv) if the undersigned is an individual, in connection with estate planning of the undersigned.

23

3.12 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Interests to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.

ARTICLE IV

TAX MATTERS

4.1 Tax Liability. Each Seller shall be liable for and shall pay such Seller’s pro rata share of all Taxes, whether assessed or unassessed, applicable to the Business or the Company, in each case attributable to all periods or portions thereof ending on or prior to the Closing Date other than Taxes paid pursuant to the Debt Repayment, Asset Transfer and Funds Flow Agreement. Each Seller shall provide reimbursement for such Seller’s pro rata share of any Tax paid by the Purchaser or the Company that is the responsibility of such Seller under the terms of this Agreement.

4.2 Post-Closing Tax Matters. After the Closing, each Seller, on the one hand, and the Company, on the other hand, shall (and shall cause their respective Affiliates to):

(a) make available to the other parties hereto and to any taxing authority, as reasonably requested, all information, records, and documents with respect to Taxes relating to the Business or the Company and preserve that information and those records and documents until the expiration of any applicable statute of limitations, including any extensions of that statute of limitations;

(b) provide timely notices to the other parties hereto in writing of any pending or threatened Tax audits or assessments relating to the Business or the Company for taxable periods for which any other party hereto may have a responsibility under Section 4.1 or otherwise; and

(c) furnish the other parties hereto with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which any other party hereto may have a responsibility under Section 4.1 or otherwise.

4.3 Tax Returns. After the Closing, the Company (under the direction of the Sellers Representative) shall timely file all income Tax Returns of the Company for any Tax periods ending on or before the Closing Date. At least thirty (30) days prior to the due date of such returns, Company shall provide drafts of such returns for Purchaser’s review and comment and shall make any changes to such returns that Purchaser reasonably requests.

ARTICLE V
INDEMNIFICATION

5.1 General. From and after the Closing, the parties shall indemnify each other as provided in this ARTICLE V. The representations and warranties of the parties contained in this Agreement shall survive the Closing (and none shall merge into any instrument of conveyance).

24

5.2 Purchaser’s Indemnification Obligations. From and after the Closing, Purchaser shall indemnify, defend, save and keep Sellers and their respective Affiliates, successors and assigns (“Seller Indemnitees”), harmless against and from all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, Liabilities, Taxes, liens, assessments, levies, losses, fines, penalties, damages, Third Party Claims, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees (“Damages”) (provided, that “Damages” shall not include any consequential, punitive, special or exemplary damages, other than those paid to third parties), sustained or incurred by any Seller Indemnitee, as a result of, or arising out of, or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein or;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including without limitation its obligations under ARTICLE IV or this ARTICLE V).

5.3 Sellers’ Indemnification Obligations.

(a) Subject to the provisions of Section 5.4, from and after the Closing, Sellers shall severally and not jointly, indemnify, defend, save and keep Purchaser and its directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns (“Purchaser Indemnitees”), harmless against and from all out-of-pocket Damages sustained or incurred by any Purchaser Indemnitee, as a result of, or arising out of, or by virtue of:

(i) any inaccuracy in or breach of any representation and warranty made by Sellers to Purchaser in Section 2.3 of this Agreement;

(ii) the breach by any Seller of, or failure of any Seller to comply with, any of the covenants or obligations under this Agreement to be performed by Sellers (including their obligations under ARTICLE IV or this ARTICLE V) (subject to subsection(b) below); or

(iii) Any pre-Closing Taxes of the Company (to the extent not paid pursuant to the Debt Repayment, Asset Transfer and Funds Flow Agreement); and

(iv) Any Indebtedness or Transaction Expenses, in either case to the extent not paid in full at the Closing or paid pursuant to the Debt Repayment, Asset Transfer and Funds Flow Agreement.

(b) From and after the Closing, each Seller shall indemnify, defend, save and keep the Purchaser Indemnitees harmless against and from all out-of-pocket Damages sustained or incurred by any Purchaser Indemnitee, as a result of, or arising out of, or by virtue of:

(i) any inaccuracy in or breach of any representation and warranty made by such Seller to Purchaser in Section 2.4 of this Agreement; or

(ii) the breach or failure to comply with, any of such Seller’s covenants or obligations under Section 3.6, Section 3.7, Section 3.8, and Section 3.9 of this Agreement.

25

5.4 Limitation on Sellers’ Indemnification Obligations. Sellers’ obligations pursuant to the provisions of Section 5.3(a) are subject to the following limitations:

(a) Survival of Representations and Warranties. The Purchaser Indemnitees shall not be entitled to recover under Section 5.3(a) unless a claim has been asserted by written notice, delivered to Sellers on or prior to the Applicable Limitation Date (as defined herein). For purposes hereof, the term “Applicable Limitation Date” shall mean (i) for the representations and warranties contained in Section 2.3(a) (Organization, Existence and Good Standing, Power and Authority), Section 2.3(b) (Consents and Conflicts), Section 2.3(c) (Capitalization and Subsidiaries), and Section 2.3(l) (Taxes), (collectively, the “Fundamental Representations”), the third anniversary of the Closing Date, and (ii) for all other representations and warranties, the expiration of the Earnout Period or earlier distribution of the Earnout Shares.

(b) Basket. Purchaser Indemnitees shall not be entitled to recover under Section 5.3(a) until the total amount that Purchaser Indemnitees would recover under Section 5.3(a), but for this Section 5.4(b), exceeds the sum of $[***] (the “Basket”). If such amount exceeds the Basket, then Purchaser Indemnitees shall be entitled to recover the full amount of all Damages recoverable under Section 5.3(a), less the Basket, which is a full deductible. The foregoing limitation shall not apply in the case of fraud or intentional misrepresentation.

(c) Indemnification Cap and Right of Offset. Except in the case of fraud or intentional misrepresentation, the Purchaser Indemnitees shall not be entitled to recover under Section 5.3(a) an aggregate amount of Damages in excess of $[***] (the “Indemnification Cap”). In addition to the foregoing, in no event shall any Seller’s liability under this Article V exceed (x) with respect to any individual indemnification claim under Section 5.3(a), such Seller’s pro rata portion of such indemnification claim (defined as a Seller’s Closing Share Percentage for claims made prior to the first anniversary of Closing and such Seller’s Earnout Share Percentage for claims made after the first anniversary of Closing, in each case as set forth on Schedule I), or (y) with respect to all indemnification claims under Section 5.3(a) and (b) the amount of Transaction Consideration actually received by such Seller. For Indemnification Claims by the Purchaser Indemnitees pursuant to Section 5.3(a) during the first year following the Closing, the following order of priority shall apply: (i) first, indemnification claims shall be offset against the remaining balance of the Holdback Cash (exclusive of the Expense Reserve), and (ii) second, indemnification claims may be asserted directly against the Sellers or offset against the Earnout Shares prior to their release at the election of the Purchaser. For Indemnification Claims by the Purchaser Indemnitees pursuant to Section 5.3(a) following the first anniversary of the Closing Date but prior to the earlier of expiration of the Earnout Period or the date that the Earnout Shares are released, the sole remedy of Purchaser Indemnitees shall be an offset against the Earnout Shares. For any indemnification claim for Damages with respect to a breach of a Fundamental Representation that occurs after the end or the Earnout Period or the earlier release of the Earnout Shares, as applicable, the Purchaser Indemnitees may proceed directly against the Sellers for such Damages in accordance with the terms of this Article V. In the case of a direct claim for indemnification made against a Seller, such Seller shall have the option of paying any Damages due to the Purchaser Indemnitees by either (i) surrendering Closing Shares, or (ii) surrendering Earnout Shares previously distributed to such Seller; provided, however, that in the case of an indemnification claim made prior to six-month anniversary of the Closing, a Seller may delay its satisfaction of an indemnification claim until the expiration of such six-month period and shall then have the option of selling such Closing Shares and using the cash proceeds of such sale to satisfy such claim rather than surrendering Closing Shares. The Harvest Shares shall be valued at $655 per share for all purposes of this Article V.

26

(d) Insurance Proceeds. The amount of Damages payable by a Seller Indemnitee or Purchaser Indemnitee, as the case may be, shall be (i) reduced by the liquidated portion of any insurance proceeds actually received by Seller Indemnitee or Purchaser Indemnitee with respect to the claim for which indemnification is sought, and (ii) reduced by any amounts, when and as, recovered from any third parties, by way of indemnification or otherwise, with respect to the claim for which indemnification is sought, provided that the amount of any such reduction in connection with insurance or third party proceeds will be reduced by the actual and reasonable out of pocket costs to obtain such proceeds incurred by any Person entitled to indemnification by a Seller Indemnitee or Purchaser Indemnitee, as the case may be, under this ARTICLE V. If an indemnification payment is received by a Seller Indemnitee or Purchaser Indemnitee, and such indemnitee later receives insurance proceeds as described in the immediately preceding sentence in respect of the related Damages or indemnification payments that were not previously accounted for with respect to such Damages or indemnification payments when made, such indemnitee, shall deliver such net excess insurance and indemnification recoveries described in this Subsection (e). This Subsection (e) notwithstanding, indemnity claims may be submitted and pursued in accordance with this ARTICLE V, and any Seller Indemnitee or Purchase Indemnitee, as the case may be, will be obligated to provide indemnification as required under this ARTICLE V before any available recovery from insurers or third parties has been realized or recovered; provided that such Seller Indemnitee or Purchaser Indemnitee shall use commercially reasonable efforts to obtain such available recovery; provided, however, such Seller Indemnitee or Purchaser Indemnitee shall not be obligated to initiate any lawsuit or proceeding to obtain such available recovery unless doing so would be commercially reasonable under the circumstances.

(e) Other Guidelines.

(i) For purposes of determining if a breach has occurred and for purposes of determining the amount of any Damages under this Article V, the representations and warranties shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect on the Company.

(ii) The representations, warranties and covenants of the Seller Indemnitee or Purchaser Indemnitee, as the case may be, and such indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party (including by any of its representatives) or by reason of the fact that the indemnified party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(f) Exclusive Remedy. The parties to this Agreement agree that the indemnification set forth in this ARTICLE V is the exclusive remedy with respect to the liability of Sellers or Purchaser for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenant, agreement or other obligation contained in or related to this Agreement or the Transactions and the sole remedy of the Purchaser Indemnitees and Seller Indemnitees for any claims for breach of any representation or warranty or covenant, agreement or other obligation arising out of this Agreement, the Transactions, or any law, tort or legal theory applicable hereto or thereto; provided that nothing herein shall operate to (a) limit the liability of any party to another party for fraud or intentional misrepresentation, or (b) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief or other non-monetary equitable relief).

27

ARTICLE VI

MISCELLANEOUS

6.1 Sellers Representative.

(a) Appointment. Each Seller hereby irrevocably constitutes and appoints the Sellers Representative as his, her or its agent and attorney in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers Representative, in its discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) subject to the provisions of Section 6.15, amending this Agreement (other than this Section 6.1), or any of the instruments to be delivered to Purchaser pursuant to this Agreement; (vi) (A) dispute or refrain from disputing, on behalf of each Seller any claim made by Purchaser or the Company under this Agreement or the other Transaction Documents, (B) negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise (including through the initiation of one or more proceedings) or refrain from exercising any remedies available under, this Agreement or the other Transaction Documents, and (C) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or the other Transaction Documents and paying any fees related thereto; and (viii) generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement or the other Transaction Documents to be performed by such Seller or Sellers Representative on behalf of such Seller. This power of attorney shall not be affected by any subsequent disability or incapacity of such Seller.

(b) Authorization and Reliance. Notwithstanding Section 6.1(a), in the event that the Sellers Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Sellers on any matters concerning this Agreement or the other Transaction Documents, the Sellers Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. In such event, each Seller shall have a number of votes equal to such Seller’s Interests percentage and the authorization of a majority of such number of votes shall be binding on all of the Sellers and shall constitute the authorization of the Sellers. Purchaser and the Company (post-Closing) shall be fully protected in dealing with the Sellers Representative under this Agreement and may rely upon the authority of the Sellers Representative as if the relevant Seller is exercising such powers and authorities. Any payment by Purchaser or the Company (post-Closing), or both, to the Sellers Representative under this Agreement shall be considered a payment by Purchaser or the Company (post-Closing) to Sellers. The appointment of the Sellers Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(c) Acts of the Sellers Representative. The Sellers Representative may resign from its capacity as Sellers Representative at any time by written notice delivered to Purchaser. If there is a vacancy at any time in the position of the Sellers Representative for any reason, such vacancy shall be filled by a Seller vote pursuant to Section 6.1(b) within thirty (30) days of the Sellers Representative delivering its notice of resignation to Purchaser. If at any time there is no Person acting as a Sellers Representative and the Sellers fail to fill such vacancy in a timely fashion, Purchaser may appoint a Sellers Representative from among the Sellers.

28

(d) Acknowledgment and No Liability. The Sellers Representative acknowledges that he has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in its capacity as Sellers Representative in strict compliance with and conformance to the provisions of this Agreement. The Sellers Representative shall not be liable to the Sellers in his capacity as Sellers Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for his own bad faith or willful misconduct. The Sellers Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and shall be absolved from any liability for actions taken in reliance on such advice. The Sellers hereby agree to indemnify and hold the Sellers Representative harmless from any and all liabilities, costs and expenses incurred by the Sellers Representative in connection with his service as the Sellers Representative other than liabilities, costs and expenses arising from the Sellers Representative’s bad faith or willful misconduct.

(e) Expenses of Sellers Representative. Any expenses incurred by the Sellers Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers Representative but shall be payable: (i) as Transaction Expenses if incurred and ascertainable prior to the Closing; (ii) out of the Expense Reserve after the Closing; and (iii) after exhaustion of the Expense Reserve, by the Sellers pro rata based on each Seller’s Earnout Share percentage set forth on Schedule I hereto. The Sellers Representative may from time to time submit invoices to Sellers covering such expenses and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid.

6.2 Publicity. Except as otherwise required by law or applicable stock exchange rules, Sellers shall not make any press releases and other public statements concerning this transaction without the prior agreement of Purchaser (and in any event, the parties shall use all commercially reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.

6.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or email, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by email, or by nationally recognized private courier shall be deemed given on the day receipt is acknowledged; provided, however, that a notice delivered by email shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile or email, as the case may be. All notices shall be addressed as follows:

If to Sellers and Sellers Representative:

Attn: Jeff Giarraputo
1490 Delgany St #104
Denver, CO 80202
Email: jeffg@evolab.com

with a copy (which shall not constitute notice) to:

johng@evolab.com

29

If to Purchaser:

Harvest Health & Recreation, Inc. 627 South 48th Street, Suite 100
Tempe, AZ 85281
Attention: Sean Berberian
Email: sean@harvestinc.com

with copies (which shall not constitute notice) to:

Quarles & Brady LLP
Two North Central Avenue
Phoenix, Arizona 85004
Attention: Jonathan Howard
Email: Jon.Howard@quarles.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 6.3.

6.4 Expenses; Transfer Taxes. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Seller shall pay the cost of all sales, use, stamp, documentary, excise and transfer taxes which may be payable in connection with the Transactions.

6.5 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit, schedule and the Disclosure Schedule shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

6.6 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

30

6.7 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or by electronic (email) transmission with PDF signature pages, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

6.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.

6.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, including third party beneficiary rights.

6.10 Assignability. This Agreement shall not be assignable by a party without the prior written consent of the other parties; provided that Purchaser shall have the right to assign this Agreement and all rights and obligations hereunder to an Affiliate without the written consent of the other parties hereto.

6.11 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

6.12 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

6.13 Applicable Law; Exclusive Jurisdiction. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably and unconditionally (i) submits and consents in any action, suit or proceeding arising out of or related to this Agreement and to the exclusive jurisdiction and venue of the courts in the State of Delaware, (ii) agrees that all claims in respect of any such action, suit or proceeding must be heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section in any such action, suit or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified herein. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties agrees that a final judgment in any action, suit or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

31

6.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

6.15 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by Purchaser and Sellers Representative, for itself and on behalf of Sellers.

6.16 References. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

6.17 Other Construction Rules. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires.

6.18 Defined Terms. When used in this Agreement, the following terms shall have the meanings specified:

“Affiliate” with respect to any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses, and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by the Company; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances or injury resulting from exposure to any Hazardous Substances.

32

“Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders relating to pollution, human health or safety, worker health and safety or the environment (including ambient air, indoor air, surface water, ground water, storm water, waste water, drinking water, wildlife, plants, land surface or subsurface strata), including statutes, laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory agency or authority, and any political subdivision or agency thereof, and includes any authority having governmental or quasi- governmental powers, including any administrative agency or commission, or any federal, state, local or foreign court or arbitral body.

“Hazardous Substances” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; and (ii) any chemicals, pollutants, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

“Indebtedness” means (i) indebtedness for borrowed money of the Company, including to Sellers or other Affiliates of the Company, including under notes, bonds, debentures, and similar instruments, (ii) capitalized lease Liabilities of the Company determined in accordance with GAAP, (iii) deferred purchase price payable by the Company for property or services (excluding accounts payable incurred in the ordinary course of business), (iv) guarantees by the Company of indebtedness for borrowed money of any other Person; and (v) Liabilities of the Company, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty. Indebtedness shall not include the $500,000 convertible note issued by the Company to Harvest Technologies, Inc.

“Intellectual Property” means all of the Company’s rights in any intellectual property, including patents and applications therefore, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, copyrights and applications therefore, trademarks and applications therefore, service marks and applications therefore, Internet domain names, web sites, trade names and applications therefore, trade dress, and names and slogans used by the Company, computer software (including source code, object code, databases and related documentation), and all goodwill associated with such intellectual property rights.

33

“Inventory” means all of the Company’s raw materials, work in process and finished goods inventory, together with its related service parts, packing materials and supplies.

“knowledge” and phrases of similar import shall mean (i) that which is known after reasonably inquiry by any Seller, manager or officer of the Company, or (ii) the actual knowledge of any Seller, manager or officer of the Company of a particular fact or other matter if such individual is actually aware of such fact or other matter.   “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding any U.S. federal laws relating to the production, sale or use of cannabis.

“Liability(ies)” means any monetary obligation or liability of any nature whatsoever, direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise.

“Liens” mean any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

“Material Adverse Effect” means a material adverse effect on either (i) the business, operations (including results of operations), customer or supplier relationships, assets, liabilities or condition (financial or otherwise) of the Company, or (ii) the consummation of the Transactions; except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) changes affecting generally the industry in which the Company operates which are not unique to the Business, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable law or GAAP after the date hereof, provided that, in each case of clauses (A) or (B), such change does not affect the Company in a substantially disproportionate manner relative to other participants in the Company’s industry.

“Pension Plans” means employee pension benefit plan (as defined in Section 3(2) of ERISA.

“Permits” means licenses, permits, registrations, accreditations, certifications, approvals and government approvals.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) covenants, restrictions, conditions, easements, rights of way, zoning ordinances and other similar matters of record affecting the Leased Real Estate, which are not violated and which do not adversely affect the use or occupancy of the Leased Real Estate or the operation of the Business therein.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

34

“Receivables” means accounts receivable, loans receivable, notes receivable, negotiable instruments and chattel paper.

“Related Parties” means the Company’s present and former directors, managers, officers, members, shareholders, partners, and their respective Affiliates.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, waste water, storm water, surface water, groundwater or property.

“RTO” means the public offering of securities of the Purchaser pursuant to a prospectus filed by the Purchaser with the Canadian Stock Exchange.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means any (a) federal, state, local or foreign income, profits, gross receipts, franchise, estimated, alternative minimum, ad valorem, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employment, unclaimed property, withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any consolidated, affiliated, combined, unitary or similar group (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Transaction Documents” means collectively this Agreement, the Purchaser Notes, the Debt Repayment, Asset Transfer and Funds Flow Agreement and all other agreements, certificates, instruments and other documents to be executed or delivered by Purchaser, Sellers or other Persons in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all liabilities without duplication and with respect to (i) expenses incurred in connection with the preparation, execution and delivery of this Agreement and the consummation of the Closing, including attorneys’, accountants’ and other advisors’ fees and expenses payable by the Company, Sellers Representative or Sellers which have not been paid as of the Closing, (ii) management bonuses and incentives, stay bonuses, severance, retention, phantom equity, options, compensatory incentive equity or other compensation payable by the Company as a result of or in connection with the Transactions (as defined herein); (iii) a prorated amount of the bonuses payable (regardless of whether due as of the Closing Date) to employees, independent contractors or any other Person by the Company for the fiscal year beginning January 1, 2018, based on the maximum aggregate bonus amounts for such year; and (iv) payroll, employment or other Taxes, if any, required to be paid by Purchaser (on behalf of the Company) or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (i), (ii) and (iii), or the forgiveness of any loans or other Liabilities owed by Sellers or employees in connection with the Transactions; (v) the costs associated with obtaining any and all necessary consents relating to the Transactions.

“Transactions” means transactions contemplated by this Agreement and the other Transaction Documents.

“Welfare Plans” means employee welfare benefit plan (as defined in Section 3(1) of ERISA.

35

The following terms shall have the definitions given them in the Sections indicated:

Term	Section
Accredited Investor	Section 2.4(e)
Agreement Applicable Limitation Date	Preliminary Statement Section 5.4(a)
Applicable Limitation Date	Section 5.4(a)
Basket	Section 5.4(b)
Benefit Plans	Section 2.3(n)(i)
Business	Preliminary Statement
Cash Consideration	Section 1.2(a)
Closing	Section 1.6
Closing Date	Section 1.6
Closing Share Percentage	Section 1.3(iii)
Closing Shares	Section 1.2(b)
Company	Preliminary Statement
Company IP Agreement	Section 2.3(q)(ii)
Contracts	Section 2.3(k)
Damages	Section 5.2
Debt Repayment, Asset Transfer and Funds Flow Agreemen	Section 1.4
Funds Flow
Disclosure Schedule	Section 2.1
Earnout Period	Section 1.3(iv)
Earnout Share Percentage	Section 1.3(iv)
Earnout Shares	Section 1.2(c)
Earnout Trigger	Section 1.3(iv)
Expense Reserve	Section 1.4
Financial Statements	Section 2.3(d)(i)
Fundamental Representations	Section 5.4(a)
Harvest Shares	Section 1.2(c)
Holdback Cash	Section 1.3(ii)
Indemnification Cap	Section 5.4(c)
Interests	Preliminary Statement
Leased Real Estate	Section 2.3(o)(i)
Locked-Up Securities	Section 3.11
Non-Compete Sellers	Section 3.5
Purchaser	Introductory Paragraph
Purchaser Indemnitees	Section 5.3(a)
Purchaser Notes	Section 1.3
Real Estate Leases	Section 2.3(o)(i)
Seller Indemnitees	Section 5.2
Seller(s)	Introductory Paragraph
Sellers Representative	Introductory Paragraph
Third Party Claim	Section 3.4
Transaction Consideration	Section 1.2

[Signature Page Follows]

36

The parties have executed this Contribution and Exchange Agreement as of the date indicated in the first sentence of this Agreement.

Sellers:

[***]

Sellers Representative:

/s/ Jeff Giarraputo
Jeff Giarraputo

The parties have executed this Unit Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

HARVEST HEALTH & RECREATION, INC.

By:	/s/ Rana Vig
Name:	Rana Vig
Title:	CEO

EXHIBIT A

Form of Promissory Note

(see attached)

EXHIBIT B

Debt Repayment, Asset Transfer and Funds Flow Agreement

(see attached)

EXHIBIT C

Certificate of Non-Foreign Status of Transferor

(see attached)